UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 16, 2009

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49802	93-0816972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Winchester Circle

Los Gatos, CA

95032

(Address of principal executive offices, including zip code)

(408) 540-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 16, 2009, Netflix, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

The Credit Agreement provides for a $100 million revolving line of credit, with a $10 million letter of credit subfacility, terminating September 16, 2012 (the “Maturity Date”). The Credit Agreement also contains an increase option permitting the Company, subject to certain requirements, to arrange with existing lenders and/or a new lender for them to provide up to an aggregate of $50.0 million in additional commitments. Proceeds of loans made under the Credit Agreement may be used for working capital and general corporate purposes and, subject to the satisfaction of certain conditions, the purchase by the Company of its stock. The Company may prepay the loans under the Credit Agreement in whole or in part at any time without premium or penalty. In addition, the Company is required to prepay the obligations under the Credit Agreement with the proceeds of certain asset sales and debt issuances and certain insurance and condemnation proceeds.

The loans bear interest, at the Company’s option, at a base rate determined in accordance with the Credit Agreement, plus a spread of 1.75% to 2.25%, or an adjusted LIBOR rate plus a spread of 2.75% to 3.25%, in each case with such spread being determined based on the ratio of total debt to EBITDA for the preceding four quarter period. The interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. Principal, together with all accrued and unpaid interest, is due and payable on the Maturity Date.

To secure the Company’s obligations under the Credit Agreement, the Company pledged, and certain domestic subsidiaries of the Company will be required to pledge, the equity securities of their respective subsidiaries. Certain of the Company’s domestic subsidiaries are required to guaranty the obligations under the Credit Agreement. The Company’s existing subsidiary was not required at the closing of the Credit Agreement to become a guarantor or a pledgor.

The Credit Agreement provides that the Company’s consolidated leverage ratio cannot exceed 2.25 to 1.00 and the Company’s earnings before interest, depreciation, taxes and amortization for the four quarter period ending as of the last day of any fiscal quarter cannot fall below an applicable threshold that ranges between $125 million and $200 million.

The Credit Agreement contains customary affirmative covenants, including covenants regarding reporting requirements, maintenance of insurance, maintenance of properties and compliance with applicable laws and regulations. Further, the Credit Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to grant liens, make investments, incur debt, make certain restricted payments or sell, transfer or dispose of assets, in each case subject to certain exceptions.

Upon an event of default, the lenders may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the Credit Agreement. The events of default under the Credit Agreement include, among other things, payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company, uninsured losses above a specified threshold and bankruptcy events.

A copy of the Credit Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated September 16, 2009, among Netflix, Inc., the financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.

Date: September 21, 2009	By:	/s/ Barry McCarthy
Barry McCarthy
Chief Financial Officer

EXHIBIT INDEX

10.1	Credit Agreement, dated September 16, 2009, among Netflix, Inc., the financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.